                                                                  Exhibit 4.3(j)

                                                                  EXECUTION COPY

                         CONSENT AND FIFTH AMENDMENT TO
                       CREDIT AGREEMENT AND LOAN DOCUMENTS

          This CONSENT AND FIFTH AMENDMENT (the "Amendment" or "Fifth Amendment"), dated as of June 30, 2006, is by and among (a) ALLIED HOLDINGS, INC., a Georgia corporation ("Allied Holdings"), and ALLIED SYSTEMS, LTD. (L.P.), a Georgia limited partnership ("Allied Systems" and, together with Allied Holdings, "Borrowers"), each, a debtor and debtor-in-possession; (b) the other Credit Parties signatory hereto (the "Credit Party" and, together with the Borrowers, the "Credit Parties"): (c) GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent (in such capacity, the "Administrative Agent"), Collateral Agent, Revolver Agent and co-Syndication Agent ("GE Capital"); (d) MORGAN STANLEY SENIOR FUNDING, INC., as Term Loan A Agent, Term Loan B Agent, Term Loan C Agent (as defined below), co-Syndication Agent, co-Bookrunner and co-Term Loan B Lead Arranger ("Morgan Stanley"); and (e) the other Lenders signatory hereto from time to time, including CITIGROUP/BUSINESS CREDIT, INC, MERRILL LYNCH CAPITAL, a division of MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., SMBC DIP LIMITED, TEXTRON FINANCIAL CORPORATION, FORTRESS CREDIT FUNDING I LP, MARATHON STRUCTURED FINANCE FUND, L.P., and BLACK DIAMOND CLO 2005-2 LTD.

                                   WITNESSETH

          WHEREAS, the Credit Parties, the Lenders party to the Credit Agreement from time to time, GE Capital and Morgan Stanley are parties to that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of August 1, 2005 (including all annexes, exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the "Credit Agreement");

          WHEREAS, Borrowers have informed the Lenders that certain Events of Default have occurred;

          WHEREAS, Borrowers wish to obtain up to $30,000,000 in additional funds;

          WHEREAS, Morgan Stanley in its capacity as the Term Loan C Agent is willing to arrange, and Morgan Stanley (as defined herein) is willing to commit to lend all or a portion of, a new term loan in an amount of up to $30,000,000 (the "Term Loan C"): and

          WHEREAS, the Administrative Agent and the Requisite Lenders have agreed to (i) waive those certain Events of Default, (ii) amend the Credit Agreement and (iii) consent to certain transactions, including the addition of the Term Loan C to the Credit Agreement, in the manner, and on the terms and conditions, provided for herein.

          NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

          2. Specified Events of Default. Borrowers acknowledge that the defaults in the Financial Covenants for Fixed Charge Coverage Ratio, EBITDA and the Leverage

Ratio as set forth in Section 6.10 and Annex G, clauses (b), (c) and (d) of the Credit Agreement and as set forth on Schedule A hereto (the "Specified Events of Default") occurred and have not been waived prior to the date hereof.

          3. Waiver of Defaults. Upon the terms and subject to the conditions of this Fifth Amendment, as of the Fifth Amendment Effective Date, each Agent and the Requisite Lenders agree to and hereby do waive the Specified Events of Default.

          4. Term Loan C and Credit Facility Amendments.

               (a) The following shall be inserted into the Credit Agreement as a new Section 1.1(b)(iv):

          "(iv) Term Loan C.

               (1) Subject to the terms and conditions hereof, each Term Loan C Lender agrees to make its Pro Rata Share of the Term Loan C to the Borrowers, drawable as set forth in Section 1.1 (b)(iv)(2) on or after the Fifth Amendment Effective Date. The obligations of each Term Loan C Lender hereunder shall be several and not joint. Each Term Loan C shall be evidenced by a promissory note substantially in the form of
          Exhibit 1.1(f) (each a "Term Loan C Note" and collectively the "Term Loan C Notes"), and, except as provided in Section 1.12, all Borrowers shall jointly execute and deliver the Term Loan C Notes to the applicable Term Loan C Lender. Each Term Loan C Note shall represent the joint and several obligation of Borrowers to pay the applicable Term Loan C Lender's Term Loan C Commitment, together with interest thereon as prescribed in Section 1.5(a).

               (2) The Term Loan C may be borrowed in an initial draw of not less than $5,000,000 (the "Term Loan C Initial Draw") and subsequent draws of not less than $2,000,000 each. Each draw shall be funded upon not less than three Business Days' prior written notice from the Borrower Representative in the form of a Notice of Term Loan C Draw and shall be used by the Borrowers first, to repay the Protective Overadvances, if any, and thereafter, for general corporate purposes. Subject to Section 1.22, the aggregate outstanding principal balance, accrued interest and other Term Loan C Obligations, of Term Loan C shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full. No amounts paid with respect to Term Loan C may be reborrowed.

               (3) The Term Loan C and all Term Loan C Obligations are subordinate and junior in right of payment and priority to the Priority DIP Obligations. Once drawn, the principal of the Term Loan C may not be paid or repaid, in whole or in part, without the consent of the Requisite Lenders until the Administrative

          Agent has notified the Borrower Representative that the Priority DIP Obligations have been paid in full in cash, the Letters of Credit have been cash collateralized or terminated in accordance with the terms of this Agreement and all Commitments other than the Term Loan C Commitment hereunder have been terminated."

               (b) Section 1.1(d) of the Credit Agreement is hereby amended to insert the words "Notice of Term Loan C Draw," after the words "Notice of Revolving Credit Advance" and before the words "Notice of Conversion/Continuation" in the first sentence thereof, and to add the words "Notices of Term Loan C Draws" after the words "Notices of Revolving Credit Advances" and before the words "and Notices of Conversion/Continuation" in the third sentence thereof, to add the words "and Term Loan C" after the word "Loans" in the third sentence thereof, and to add the words "and each Term Loan C Lender" after the word "Lender" in the fifth sentence thereof.

               (c) Section 1.3(b)(ii) of the Credit Agreement is hereby amended to change "Loans" to "Obligations" in the first sentence thereof and to add " and Term Loan C Lenders" after "Lenders" in the last line thereof.

               (d) Section 1.3(b)(ii) of the Credit Agreement is hereby amended to change the word "Loans" to the word "Obligations" in the first sentence thereof and to add "and Term Loan C Lenders" after "Lenders" in the last line thereof.

               (e) Section 1.3(b)(iii) of the Credit Agreement is hereby amended to change the word "Loans" to the word "Obligations" in the first sentence thereof.

               (f) Section 1.3(b)(iv) of the Credit Agreement is hereby amended to add "and Term Loan C Lenders" after "Lenders" in the proviso at the end thereof.

               (g) The following shall be inserted into the Credit Agreement as a new Section 1.3(f):

               "(f) No Payments on Term Loan C. Notwithstanding any other provision of this Agreement, no Borrower or Guarantor shall make any payment with respect to the Term Loan C (including without limitation any payments of principal or interest on the Term Loan C or any purchase of any interest therein) unless and until the Administrative Agent has notified the Administrative Borrower that the Priority DIP Obligations have been paid in full in cash, all Letter of Credit Obligations have been cash collateralized in accordance with the terms of this Agreement and all Commitments other than the Term Loan C Commitments have been terminated; provided that, so long as no Event of Default is continuing, Term Loan C Obligations other than principal may be paid when due."

               (h) Section 1.5(a) of the Credit Agreement is deleted in its entirety and replaced by the following:

               "(a) Interest shall accrue, for the ratable benefit of Lenders and Term Loan C Lenders, as applicable, in accordance with the various Loans or Term Loans C being made by each Lender and Term Loan C Lender, at the following rate and shall be payable as specified: (i) with respect to the Revolving Credit Advances, the Index Rate plus two percent (2%) or, at the election of Borrower Representative, the applicable LIBOR Rate plus three percent (3%), payable in cash monthly in arrears, (ii) with respect to the Swing Line Loan, the Index Rate plus two percent (2%), payable in cash, monthly in arrears, (iii) with respect to the Term Loan A, the applicable LIBOR Rate plus five and one-half percent (5.50%), payable in cash, monthly in arrears, (iv) with respect to the Term Loan B, the applicable LIBOR plus eight and one-half percent (8.50%), payable in kind, compounded and added to principal on a monthly basis, or at the election of the Borrower Representative so long as no Event of Default is continuing at the time of payment, in cash in arrears on a monthly basis, and (v) with respect to the Term Loan C, the applicable LIBOR Rate plus nine and one-half percent (9.50%), payable in kind, compounded and added to principal on a monthly basis, or, at the election of the Borrower Representative so long as no Event of Default is continuing at the time of payment, in cash in arrears on a monthly basis. Unless Borrowers elect a different LIBOR Period in accordance with Section 1.5(e) and the other provisions of this Agreement, the Term Loans and Term Loans C shall bear interest at the LIBOR Rate for one month LIBOR Periods plus the applicable margins specified above for such Term Loans and Term Loans C."

               (i) Section 1.5(b) of the Credit Agreement is amended to insert the words "or on the Term Loan C" after the words "any Loan" in the first sentence thereof.

               (j) Section 1.5(d) of the Credit Agreement is amended to insert", the Term Loan C" after the words "applicable to the Loans" in the first sentence thereof.

               (k) Section 1.5(f) of the Credit Agreement is amended to insert "and Term Loan C Lenders" after "on behalf of Lenders" in the proviso of the first sentence, to insert "or any Term Loan C Lender" after "any Lender" and to insert "or any such Term Loan C Lender" after "such Lender" in the last sentence thereof.

               (l) Section 1.5(g) of the Credit Agreement is deleted in its entirety and replaced by the following:

               "(g) If any provision of this Agreement or any of the other Loan Documents would obligate Borrowers to make any payment of interest or other amount payable to any Agent, any Lender or any Term Loan C Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Agent, such Lender or such Term Loan C Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Agent, such Lender or such Term Loan C Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Agent, such Lender or such Term Loan C Lender under the Notes or the Term Loan C Notes; and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Agent, such Lender or such Term Loan C Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if such Agent, such Lender or such Term Loan C Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Borrowers shall be entitled, by notice in writing to such Agent, such Lender or such Term Loan C Lender, as applicable, to obtain reimbursement from such Agent, such Lender or such Term Loan C Lender, as applicable, in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Agent, such Lender or such Term Loan C Lender to Borrowers. Any amount or rate of interest referred to in this Section 1.5 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan or Term Loan C remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of "interest" (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

                    For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement (as amended through the Fifth Amendment or hereafter) and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360-day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

               (m) Section 1.9 of the Credit Agreement is amended to insert a new section (e) as follows:

               "(e) Term Loan C and Amendment Fees. The following fees shall be payable as indicated below:

                    (i) Closing Fee. Borrowers jointly and severally agree and promise to pay and, upon the Term Loan C Effective Date, the Term Loan C Agent shall be deemed to have fully earned, a nonrefundable closing fee, in accordance with their Pro Rata Shares for their respective sole accounts in an amount equal to one-half of one percent (.50%) of the Term Loan C Commitment Amount, payable in cash on the Term Loan C Effective Date.

                    (ii) Amendment Fee. Upon the Fifth Amendment Effective Date, Borrowers jointly and severally agree to pay to the Revolving Lenders a nonrefundable amendment fee in an amount equal to .15% of the Revolving Loan Commitment, (the "Fifth Amendment Fee"); provided that no Agent or Lender who is also a Term Loan C Lender on the Fifth Amendment Effective Date shall be entitled to earn or be paid the Fifth Amendment Fee."

               (n) Application and Allocation of Payments. Section 1.11(a) is amended to add "and Section 1.3(f)" after the reference to "Section 1.3(a)" in clause (ii) and after the reference to "1.3(d)" in clause (iii).

               (o) Indemnity. Section 1.13(a) is amended to add ",each Term Loan C Lender" after "each Lender in the first sentence. Section 1.13(b) is hereby amended to add "and the Term Loan C Lenders" after "To induce Lenders" in the first sentence and to add "a Term Loan C Lender" after the term "a Lender" in the third sentence thereof and to add "and each Term Loan C Lender" after the term "each Lender" each place in which the term "each Lender" appears in Section 1.13(b).

               (p) Taxes. Section 1.15(a) is amended to include ", Term Loan C Lenders" after "Agent" and before "or Lenders" in the second sentence. Each of
Section 1.15(b) and 1.15(c) is hereby amended to add "or Term Loan C Lender" after "Lender" in each instance in which the term Lender appears in Section 1.15(b) or (c).

          5. Conditions Precedent to Term Loan C. The Credit Agreement is amended to add a new Section 2.3 as follows:

          "2.3 Conditions to Term Loan C:

               (a) The Term Loan C Commitments shall not become effective unless and until each of the following conditions has been satisfied or waived:

                    (i) The Term Loan C Agent shall have received an executed copy of this Fifth Amendment and any other loan documents as it shall require, each in form and substance satisfactory to it (collectively, the "Term Loan C Loan Documents"), including an amendment to the security agreement if required to ensure that all grants of security interests and liens to the Collateral Agent for the benefit of the Lenders includes the Term Loan C Agent and the Term Loan C Lenders.

                    (ii) The Term Loan C Agent shall have received evidence that all authorizations and consents required for the execution and delivery of the Term Loan C Loan Documents and the performance of Borrowers' obligations thereunder and under this Fifth Amendment have been obtained.

                    (iii) The Term Loan C Agent shall have received financial projections for Borrowers and Guarantors in form and substance satisfactory to the Term Loan C Agent.

                    (iv) Each Term Loan C Initial Lender shall be satisfied that prior to the entry of the Bankruptcy Court Order approving the Term Loan C, no material adverse change in the financial condition, business, prospects, profitability, assets of operation of Borrowers and Guarantors has occurred.

                    (v) The Bankruptcy Court shall have entered its order in form and substance satisfactory to Term Loan C Initial Lenders on or before June 30, 2006, which order shall not be stayed pending appeal and which order shall, among other things: (i) approve and authorize the Borrowers and Guarantors to enter into this Fifth Amendment and the other documents contemplated thereby; (ii) approve the terms and conditions set forth herein, including the liens and superpriority claim afforded to the Term Loan C Agent and the Term Loan C Lenders under the terms and conditions of this Fifth Amendment; (iii) contain a specific finding that the Term Loan C Agent and the Term Loan C Initial Lenders have acted in "good faith" within the meaning of section 364(e) of the Bankruptcy Code; and (iv) find that the Fifth Amendment and the Term Loan C otherwise satisfy the conditions to obtaining financing under Section 364 of the Bankruptcy Code (the "Term Loan C Bankruptcy Court Order"). The terms and conditions of the Term Loan C Bankruptcy Court Order (y) shall be binding upon Borrowers' and Guarantors' successors, including any subsequently appointed Chapter 7 or Chapter 11 bankruptcy trustee, and (z) shall not be modified without the Term Loan C Initial Lenders' written consent.

                    (vi) The Canadian court shall have entered an order in form and substance satisfactory to the Term Loan C Initial Lenders recognizing the Fifth Amendment and the Term Loan C.

               (b) No Term Loan C Lender shall be obligated to honor any borrowing request or to fund any draw, unless and until all of the conditions specified in Section 2.3(a)(v) and 2.3(a)(vi) and each of the following additional conditions has been satisfied or waived:

               (i) Borrowers shall have provided the Term Loan C Agent with a certification, in form and substance satisfactory to the Term Loan C Agent, certifying that Borrowers are projecting to have Availability of less than $10,000,000 on or within 20 days after the date of the requested draw.

               (ii) At the time of any draws on the Term Loan C there shall not then exist any Term Loan C Events of Default nor any Events of Default if the Revolving Lenders have refused and are continuing to refuse to make any Advances pursuant to Section 2.2(c) of the DIP Facility due to such Event of Default).

          6. Financial Covenants. Each Borrower and each Credit Party executing this Amendment jointly and severally agrees that:

               (a) Section (a) of Annex G, Maximum Capital Expenditures of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the target for maximum Capital Expenditures beginning with the period ending on June 30, 2006 and ending on July 31, 2007 and substituting in lieu thereof the following:

12-Month Period Ending   Maximum Capital Expenditures per Period
----------------------   ---------------------------------------
June 30, 2006                          $27,940,000
July 31, 2006                          $30,991,000
August 31, 2006                        $36,457,000
September 30, 2006                     $38,443,000
October 31,2006                        $41,135,000
November 30, 2006                      $41,113,000
December 31, 2006                      $40,283,000
January 31, 2007                       $45,111,000
February 28, 2007                      $50,807,000
March 31, 2007                         $56,158,000
April 30, 2007                         $61,470,000
May 31, 2007                           $68,750,000
June 30, 2007                          $74,393,000
July 31, 2007                          $78,137,000

               (b) Section (b) of Annex G, Minimum Fixed Charge Coverage Ratio of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the target for minimum Fixed Charge Coverage beginning with the period ending on June 30, 2006 and ending on July 31, 2007 and substituting in lieu thereof the following:

Fiscal Month Ending   Minimum Fixed Charge Coverage Ratio
-------------------   -----------------------------------
June 30, 2006                      0.630:1.0
July 31, 2006                      0.692:1.0
August 31, 2006                    0.600:1.0
September 30, 2006                 0.577:1.0
October 31, 2006                   0.528:1.0
November 30, 2006                  0.523:1.0
December 31, 2006                  0.620:1.0

January 31, 2007                   0.602:1.0
February 28, 2007                  0.585:1.0
March 31, 2007                     0.573:1.0
April 30, 2007                     0.593:1.0
May 31, 2007                       0.614:1.0
June 30, 2007                      0.626:1.0
July 31, 2007                      0.666:1.0

               (c) Section (c) of Annex G, Minimum EBITDA of the Credit Agreement is hereby amended as of the Amendment Effective Date deleting the target for minimum EBITDA for beginning with the period ending on June 30, 2006 and ending on July 31, 2007 and substituting in lieu thereof the following:

Fiscal Month Ending   Minimum EBITDA
-------------------   --------------
June 30, 2006           $36,682,000
July 31, 2006           $39,828,000
August 31, 2006         $37,369,000
September 30, 2006      $36,781,000
October 31, 2006        $34,872,000
November 30, 2006       $34,552,000
December 31, 2006       $40,324,000
January 31, 2007        $39,061,000
February 28, 2007       $39,108,000
March 31, 2007          $39,870,000
April 30, 2007          $43,783,000
May 31, 2007            $49,219,000
June 30, 2007           $52,506,000
July 31, 2007           $56,682,000

               (d) Section (d) of Annex G, Maximum Leverage Ratio of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the target for Maximum Leverage Ratio beginning with the period ending on June 30, 2006 and ending on July 31, 2007 and substituting in lieu thereof the following:

Fiscal Month Ending   Maximum Leverage Ratio
-------------------   ----------------------
June 30, 2006                4.95:1.0
July 31, 2006                4.61:1.0
August 31, 2006              5.27:1.0
September 30, 2006           5.36:1.0
October 31, 2006             5.68:1.0
November 31, 2006            5.85:1.0
December 31, 2006            5.11:1.0
January 31, 2007             5.44:1.0
February 28, 2007            5.51:1.0
March 31, 2007               5.44:1.0
April 30, 2007               4.98:1.0
May 31, 2007                 4.46:1.0
June 30, 2007                4.21:1.0
July 31, 2007                3.93:1.0

          7. Sale of Stock and Assets. Section 6.8 of the Credit Agreement is amended to add a new clause (d) at the end as follows:

     "and (d) the sale or other disposition of the terminals located at Georgetown, Kentucky and Windsor, Ontario in an arm's length transaction at fair market value to a buyer who is not an Affiliate; provided that the proceeds are applied as otherwise required under this Agreement."

          8. Survival of Obligations Upon Termination of Financing Arrangments.
Section 7.2 of the Credit Agreement is amended to add ", Term Loan C Lenders" after "Agents" in each place the word "Agents" appears, and to add ", each Term Loan C Lender" after "each Agent" in each place the words "each Agent" appears.

          9. Term Loan C Events of Default. Article 8 of the Credit Agreement is amended to add the following Section 8.4:

          "8.4 Term Loan C Events of Default. Section 8.1 shall not apply to the Term Loan C and the Term Loan C shall only be in default upon the occurrence of one of the following (the "Term Loan C Events of Default"):

          (a) The acceleration or maturity of the Priority DIP Obligations or the occurrence of the Commitment Termination Date,

          (b) The entry of an order dismissing any Borrower's or Guarantor's Chapter 11 case or converting such case to a Chapter 7 case,

          (c) the entry of an order appointing a Chapter 11 trustee or an examiner with expanded powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code in any Borrower's or Guarantor's Chapter 11 case,

          (d) the entry of an order granting any other claim superpriority status or a lien equal or superior to that granted to the Term Loan C Lenders (other than with respect to the Priority DIP Obligations or the Carve-Out), or

          (e) the entry of an order staying, reversing, vacating or otherwise modifying this Credit Agreement or the Term Loan C Bankruptcy Court Order."

          10.  Miscellaneous.

               (a) Section 8.2(b) of the Credit Agreement is amended to delete the term "Required Lenders" and replace it with the term "Requisite Lenders."

               (b) Section 9.1 of the Credit Agreement is amended to add the following Section 9.1(h):

                         "(h) Notwithstanding any other provision of this Credit Agreement, no Term Loan C Lender may make an assignment of, or sell participations in, the Term Loan C Loan Documents, the Term Loan C and any Term Loan C Commitment (any of which, a "Term Loan C Interest") unless such Term Loan C Lender shall have delivered to the Administrative Agent on behalf of the Term Loan C Initial Lenders written notice of the proposed assignment or sale and the terms and conditions thereof including an irrevocable offer to sell the same Term Loan C Interest to the Term Loan C Initial Lenders on the same terms and conditions (such notice, a "Term Loan C Offer Notice"). Upon receipt of a Term Loan C Offer Notice, the Term Loan C Initial Lenders will have two Business Days after written notification of any proposed sale or assignment in which to accept the offer to sell the Term Loan C Interest upon the same terms and conditions. If the offer is accepted, the Term Loan C Lender shall sell the Term Loan C Interest to the Term Loan C Initial Lenders on a Business Day determined by the selling Term Loan C Lender but not less than two nor more than five business days after the date of acceptance. If both Term Loan C Initial Lenders accept the offer, the Term Loan C Interest shall be allocated between them as they may agree, but failing such agreement, in accordance with their Pro Rata Shares. If one (but not both) of the Term Loan C Initial Lenders decline to acquire such interest, the other shall acquire the entire interest. If both Term Loan C Initial Lenders decline to acquire such interest, then the holder of the Term Loan C Interest may sell or assign such Term Loan C Interest on the terms and conditions described in the Term Loan C Transfer Notice during the period of five business days thereafter (or any portion thereof or interest therein) and otherwise in accordance with the provisions of
          Section 9.1(a) of the Credit Agreement as though such Term Loan C Lender were a Lender within the meaning of Section 9.1(a). In the event that the Term Loan C Lender does not sell or assign the Term Loan C Interest on such terms and conditions and within such period, any assignment or sale of participations shall again be subject to the provisions of this Section 9.l(h). "

               (c) Section 9.2 of the Credit Agreement is deleted in its entirety and replaced with the following:

          "9.2 Appointment of Agents. GE Capital is appointed to act on behalf of all Lenders and all Term Loan C Lenders as 'Administrative Agent' and as 'Collateral Agent' under this Agreement and the other Loan Documents. GE Capital is appointed to act on behalf of all Revolving Lenders as 'Revolver Agent' under this Agreement and the other Loan Documents. Morgan Stanley is appointed to act on behalf of all Term Loan A Lenders as 'Term Loan A Agent' under this Agreement and the other Loan Documents. Morgan Stanley is appointed to act on behalf of all Term Loan B Lenders as "Term Loan B Agent" under this Agreement and the other Loan Documents. Morgan Stanley is hereby appointed to act on behalf of all Term Loan C Lenders as "Term Loan C Agent" under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, as of the Closing Date, each Lender authorized and authorizes Agents to consent, on behalf of each Lender, to an Interim Order substantially in the form attached as Exhibit A-1, to the Canadian Interim Order, to the Final Order and to the Canadian Final Order negotiated among Borrowers, Agents and the Committee. In addition, each Lender and each Term Loan C Lender hereby authorizes Agents to consent on its behalf to the Term Loan C Bankruptcy Court Order and to an order in substantially the form required for the Canadian court to recognize the Fifth Amendment and the Term Loan C. The provisions of this Section 9.2 are solely for the benefit of Agents, Lenders and Term Loan C Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, each Agent shall act solely as an agent of the Lenders or the Term Loan C Lenders, as applicable, and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. No Agent shall have duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of each Agent shall be mechanical and administrative in nature and no Agent shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender or Term Loan C Lender. Except as expressly set forth in this Agreement and the other Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained from any Agent or any of its Affiliates in any capacity. No Agent, no Affiliate of any Agent and none of their respective officers, directors, employees, agents or representatives shall be liable to any Lender or any Term Loan C Lender for any action taken or omitted to be taken by any Agent, any Affiliate of an Agent or any other Person under this Credit Agreement or any other Loan Document or in connection therewith, except for damages caused by such Agent's or such Person's own gross negligence or willful misconduct.

          If any Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders, Requisite Term Loan A Lenders, Requisite Term Loan B Lenders, Requisite Term Loan C Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then each Agent, as the case may be, shall be entitled to take such act or action or refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders, Requisite Term Loan A Lenders, Requisite Term Loan B Lenders, Requisite Term Loan C Lenders or all affected Lenders, as the case may be, and no Agent shall incur liability to any Person by reason of taking or refraining from such act or action. Each Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of such Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of such Agent, expose such Agent to Environmental Liabilities or (c) if such Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender or Term Loan C Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders, Requisite Term Loan A Lenders, Requisite Term Loan B Lenders, Requisite Term Loan C Lenders or all affected Lenders, as applicable."

               (d) Section 9.3 of the Credit Agreement is hereby amended to add "or any Term Loan C Lender" after "any Lender" in each instance in which the term "any Lender" appears in such Section 9.3.

               (e) Sections 9.4. 9.5 and 9.6 of the Credit Agreement are deleted in their entirety and replaced with the following:

     "9.4 Agents in Individual Capacities. With respect to its Commitments and Term Loan C Commitments hereunder, each of GE Capital and Morgan Stanley shall have the same rights and powers under this Agreement, the other Loan Documents as any other Lender or Term Loan C Lender and may exercise the same as though it were not an Agent; and the term "Lender", "Lenders", "Term Loan C Lender" or "Term Loan C Lenders" shall, unless otherwise expressly indicated, include each of GE Capital and Morgan Stanley in its individual capacity. Each of GE Capital and Morgan Stanley and its respective Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital and Morgan Stanley were not an Agent and without any duty to account therefor to Lenders or Term Loan C Lenders. Each of GE Capital and Morgan Stanley and its respective Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders or Term Loan C Lenders. Each Lender and Term Loan C Lender acknowledges the potential conflict of interest between GE Capital and Morgan Stanley as Lenders and Term Loan C Lenders holding disproportionate interests in the Loans or Term Loans C and GE Capital and Morgan Stanley as Agents, and expressly consents to, and waives any claim based upon, such conflict of interest.

     9.5 Lender and Term Loan C Lender Credit Decision. Each Lender and Term Loan C Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or Term Loan C Lender and, in the case of each Lender, based on the

Financial Statements referred to in Section 3.4(a), or in the case of the Term Loan C Lenders, the financial information and projections which each such Term Loan C Lender had the opportunity to obtain as a condition precedent to the Fifth Amendment, and such other documents and information as each Lender and each Term Loan C Lender has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender and each Term Loan C Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or Term Loan C Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender and each Term Loan C Lender acknowledges the potential conflict of interest of each other Lender and Term Loan C Lender as a result of Lenders and Term Loan C Lenders holding disproportionate interests in the Loans and Term Loans C, and expressly consents to, and waives any claim based upon, such conflict of interest.

     9.6 Indemnification. Lenders and Term Loan C Lenders agree to indemnify Agents (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender or Term Loan C Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender and Term Loan C Lender agrees to reimburse such Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent is not reimbursed for such expenses by Credit Parties."

               (f) Section 9.7 of the Credit Agreement is hereby amended to insert the following Section 9.7(f):

                    "(f) Term Loan C Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Term Loan C Lenders, the other Agents and Borrower Representative. Upon any such resignation, the Requisite Term Loan C Lenders shall have the right to appoint a successor Term Loan C Agent. If no successor Term Loan C Agent shall have been so appointed by the Requisite Term Loan C Lenders and shall have accepted such appointment within thirty (30) days after the resigning Term Loan C Agent's giving notice of resignation, then the resigning Term Loan C Agent may, on behalf of Term Loan C Lenders, appoint a successor Term Loan C Agent, which shall be a Term Loan C Lender, if a Term Loan C Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Term Loan C Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Term Loan C Agent, such resignation shall become effective and the Requisite Term Loan C Lenders shall thereafter perform all the duties of such Term Loan C Agent hereunder until such time, if any, as the Requisite Term Loan C Lenders appoint a successor Term Loan C Agent as provided above. Any successor Term Loan C Agent appointed by Requisite Term Loan C Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Term Loan C Agent hereunder by a successor Term Loan C Agent, such successor Term Loan C Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Term Loan C Agent. Upon the earlier of the acceptance of any appointment as such Term Loan C Agent hereunder by a successor Term Loan C Agent or the effective date of the resigning Term Loan C Agent's resignation, the resigning Term Loan C Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Term Loan C Agent shall continue. After any resigning Term Loan C Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Term Loan C Agent under this Agreement and the other Loan Documents."

               (g) Section 9.9(a) of the Credit Agreement is hereby amended to insert Section 9.9(a)(iii) as follows:

          "(iii) Cash payments of interest and amounts other than principal permitted on the Obligations owed to the Term Loan C Lenders shall be made by the Borrowers to the Administrative Agent on behalf of the Term Loan C Agent and the Term Loan C Lenders. The Administrative Agent shall advise each Term Loan C Lender by telephone, or telecopy of the amount of such Term Loan C Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Term Loan C Lenders with respect to each applicable Term Loan C on each Settlement Date in which any amounts are paid on the Obligations owed to the Term Loan C Lenders. Provided that each Term Loan C Lender has funded all payments, draws or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Administrative Agent shall pay to each Term Loan C Lender such Term Loan C Lender's Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Term Loan C Lender on the Term Loans C held by it. To the extent that any Term Loan C Lender (a "Term Loan C Non Funding Lender") has failed to fund all such payments, draws and Advances or failed to fund the purchase of all such participations, Administrative Agent shall be entitled to set off the funding short fall against that Term Loan C Non Funding Lender's Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Term Loan C Lender's account (as specified by such Term Loan C Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date."

               (h) Section 9.9(c) is hereby amended to add "or Term Loan C Lender" after "a Lender" in the first line and "such Lender" in the last line of clause (i) and after "any Lender" in the first sentence and "such Lender" in the second sentence of clause (ii) of Section 9.9(c).

               (i) Section 9.9(d) is hereby amended to add the following at the end of the existing section:

          "The failure of any Term Loan C Lender to advance any draw or other portion of the Term Loan C or to make any payment required to be made by it hereunder shall not relieve any other Lender or Term Loan C Lender of its obligations to make Advances, draws or to purchase participations under this Agreement but no Agent, no Lender and no other Term Loan C Lender shall be responsible for the failure of any Term Loan C Non Funding Lender to advance any draw or other portion of the Term Loan C or to make any other payment required hereunder. Notwithstanding the foregoing, provided that the conditions under
          Section 2.3(b) have been satisfied and at Borrower Representative's written request, (i) the Term Loan C Initial Lenders agree that they shall purchase, on a pro rata basis (or, if the Term Loan C Initial Lenders do not do so, Term Loan C Agent or a Person reasonably acceptable to Term Loan C Agent shall have the right to purchase), from any Term Loan C Non Funding Lender, and (ii) each Term Loan C Non Funding Lender agrees that, at Term Loan C Agent's request, it shall sell and assign to the Term Loan C Initial Lenders on a pro rata basis (or to the Term Loan C Agent or such Person, as applicable), all of the Term Loan C Commitments of that Term Loan C Non Funding Lender, together with all right, title and interest of such Term Loan C Non Funding Lender in and to the Term Loan C Obligations (the "Term Loan C Interest") as set forth herein. Each Term Loan C Non Funding Lender shall sell all of its Term Loan C Interest for an amount equal to the principal balance of all Term Loans C held by such Term Loan C Non Funding Lender plus the amount of accrued interest due thereon through the date of sale, such purchase and sale to be consummated pursuant to one or more executed Assignment Agreements. A Term Loan C Non Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Term Loan C Lender" (or be included in the calculation of "Requisite Term Loan C Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document."

               (j) Sections 9.9(e), (f) and (g) are deleted and replaced with the following:

          "(e) Dissemination of Information. Administrative Agent shall use reasonable efforts to provide Lenders and Term Loan C Lenders with any notice of Default or Event of Default received by Administrative Agent from, or delivered by Administrative Agent to, any Credit Party, with notice of any

          Event of Default of which Administrative Agent has actually become aware and with notice of any action taken by Administrative Agent following any Event of Default; provided, that Administrative Agent shall not be liable to any Lender or Term Loan C Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent's gross negligence or willful misconduct. Lenders and Term Loan C Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders and Term Loan C Lenders in accordance with Annexes E and F hereto and agree that Administrative Agent shall have no duty to provide the same to Lenders or Term Loan C Lenders.

          (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender and Term Loan C Lender hereby agrees with each other Lender and Term Loan C Lender that no Lender or Term Loan C Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or the Term Loan C Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agents and Requisite Lenders, it being the intent of Lenders and Term Loan C Lenders that any such action to protect or enforce rights under this Agreement, the Notes and the Term Loan C Notes shall be taken in concert and at the direction or with the consent of Agents or Requisite Lenders and as provided in Section 8.2.

          (g) Co-Syndication Agents, Revolver Agent, Term Loan A Agent, Term Loan B Agent and Term Loan C Agent. Notwithstanding anything else to the contrary in this Agreement or any other Loan Document, none of the Syndication Agents, Revolver Agent, Term Loan A Agent, Term Loan B Agent or Term Loan C Agent shall have any duties or responsibilities in such capacities under this Agreement or any other Loan Document or any fiduciary duty with any Lender or any Term Loan C Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against such Persons in such capacities."

               (k) Section 10.1 of the Credit Agreement is amended to insert", Term Loan C Lenders" after (i) "Lenders" in the first sentence, and (ii) after "Agents" in each of the second, third and fourth sentences.

               (l) Section 11.1 of the Credit Agreement is hereby amended by adding ", any Term Loan C Lender" after "any Agent".

               (m) Section 11.2(b) of the Credit Agreement is deleted and replaced with the following:

          "(b) No amendment, modification, termination or waiver shall, unless in writing and signed by each Agent and each Lender directly affected thereby or, to the extent expressly set forth below, each Term Loan C Lender directly affected thereby:

          (i) (A) increase the principal amount of any Lender's Commitment without the consent of such Lender (which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased), or (B) increase the principal amount of any Term Loan C Lender's Term Loan C Commitment without the consent of such Term Loan C Lender (which action shall be deemed only to affect those Term Loan C Lenders whose Commitments are increased and may be approved by Requisite Term Loan C Lenders, including those Term Loan C Lenders whose Term Loan C Commitments are increased);

          (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender;

          (iii) reduce the principal of, rate of interest on, Fees payable with respect to the Term Loan C or alter, amend or modify the provisions of
          Section 1,22 without the consent of any affected Term Loan C Lender;

          (iv) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(iv)) or final maturity date of the principal amount of any Loan of any affected Lender;

          (v) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender or Term Loan C Lender;

          (vi) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, subordinate any Lien on, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders);

          (vii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder;

          (viii) change the percentage of the Term Loan C Commitments or of the aggregate unpaid principal amount of the Term Loans C that shall be required for Term Loan C Lenders or any of them to take any action hereunder; and

          (vii) amend or waive the provisions of this Section 11.2 that directly affect such Lenders or Term Loan C Lenders or the definitions of the terms "Requisite Lenders", "Requisite Revolving Lenders", "Requisite Term Loan A Lenders", "Requisite Term Loan B Lenders", or "Requisite Term Loan C Lenders" insofar as such definitions directly affect such Lender or Term Loan C Lender or the substance of this Section 11.2 with respect thereto.

          Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of any Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by such Agent or L/C Issuer, as the case may be, in addition to Lenders or Term Loan C Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Collateral Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note or Term Loan C Note shall be effective without the written concurrence of the holder of that Note or Term Loan C Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this
          Section 11.2 shall be binding upon each holder of the Notes and Term Loan C Notes at the time outstanding and each future holder of the Notes and Term Loan C Notes.

               (n) Section 11.2(d) of the Credit Agreement is deleted in its entirety and replaced by the following:

          "(d) In connection with any Proposed Change requiring the consent of Requisite Revolving Lenders or Revolving Lenders, as applicable, if the consent of the Requisite Term Loan A Lenders and the Term Loan A Agent has been obtained, but the consent of the Requisite Revolving Lenders or the Revolving Lenders, as applicable, has not been obtained, the Term Loan A Lenders (or any of them) shall have the option, upon written notice to Revolving Agent and the Term Loan A Agent (the "Revolving Purchase Notice"), to purchase all, but not less than all, of the Obligations owing to and Commitments of the Revolving Lenders whose consent is not obtained (the "Non-Consenting Revolving Lenders") (other than contingent indemnification and reimbursement obligations for which no claim has been made). The Revolving Purchase Notice shall be irrevocable once given, shall indicate which Term Loan A Lenders (the "Purchasing Term Loan A Lenders") shall be purchasing the Obligations and Commitments of the Non-Consenting Revolving Lenders and shall specify the date upon which the purchase shall be effected. On the date specified by the Purchasing Term Loan A Lenders in the Revolving Purchase Notice (which shall not be less than five
          (5) business days, nor more than ten (10) business days after the receipt by Revolving Agent and Term Loan A Agent of the Revolving Purchase Notice), the Non-Consenting Revolving Lenders shall sell to the Purchasing Term Loan A Lenders, and the Purchasing Term Loan A Lenders shall purchase from the Non-Consenting Revolving Lenders, all Obligations of such Non-Consenting Revolving Lenders (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Commitments of such Non-Consenting Revolving Lenders as set forth in this Section 11.2(d). Upon the date of such purchase and sale, the Purchasing Term Loan A Lenders shall
          (i) pay to Administrative Agent, on behalf of the Revolving Agent and Non-Consenting Revolving Lenders, as the purchase price therefore the full amount of all Revolving Obligations then outstanding and unpaid to such Non-Consenting Revolving Lenders (including principal, interest, fees and expenses, including reasonable attorneys' fees and legal expenses but excluding any contingent indemnity obligations),
          (ii) if all Revolving Lenders are Non-Consenting Revolving Lenders, or if Administrative Agent is a Non-Consenting Revolving Lender, furnish or cause to be furnished to Administrative Agent, on behalf of the applicable Non-Consenting Revolving Lenders, cash collateral, or back-to-back letters of credit in form and substance and from an issuer reasonably satisfactory to Administrative Agent, in an aggregate amount equal to 105% of the aggregate undrawn face amount of any issued and outstanding letters of credit provided by any Non-Consenting Revolving Lender (or any issued and outstanding letters of credit that Administrative Agent has arranged to be provided by third parties pursuant to this Agreement) to any Borrower or any other Credit Party and, in any event, use commercially reasonable efforts to cause all such letters of credit to be canceled or otherwise terminated within thirty (30) days after the date specified by the Purchasing Term Loan A Lenders in the Revolving Purchase Notice (provided, however, that Administrative Agent shall continue to receive the fees and expenses set forth in clause (d) of Annex B in respect of such letters of credit for such thirty (30) day period), and (iii) agree to reimburse the Non-Consenting Revolving Lenders by paying to Administrative Agent for the account of the Non-Consenting Revolving Lenders on demand after the date of such purchase and sale an amount equal to any loss, cost, damage or expense (including reasonable attorneys' fees and legal expenses) in accordance with the terms of the Loan Documents, that were incurred
          (x) in such thirty (30) day period in connection with any commissions, fees, costs or expenses paid or incurred by any Non-Consenting Revolving Lenders related to any issued and outstanding letters of credit as described above and (y) within one hundred (100) days after the date specified by the Purchasing Term Loan A Lenders in the Revolving Purchase Notice in connection with any checks or other payments provisionally credited to the Obligations sold by the Non-Consenting Revolving Lenders, and/or as to which the Non-Consenting Revolving Lenders have not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Administrative Agent as Administrative Agent may designate in writing to the Purchasing Term Loan A Lenders for such purpose. Interest shall be calculated to but excluding the business day on which such purchase and sale shall occur if the amounts so paid by the Purchasing Term Loan A Lenders to the bank account designated by Administrative Agent are received in such bank account prior to 1:00 p.m. (New York time). Such purchase shall be made pursuant to an Assignment Agreement. Upon consummation of such purchase, the Purchasing Term Loan A Lenders shall be deemed to have assumed all Commitments of such Non-Consenting Revolving Lenders and such Non-Consenting Revolving Lenders shall no longer be obligated to extend credit hereunder to or for the benefit of Borrowers."

               (o) The Credit Agreement is amended to add the following new
Section 11.20:

          11.20 Syndication of Term Loan C. Morgan Stanley agrees that it shall offer to the Term Loan B Lenders under the Credit Agreement (other than Morgan Stanley and its affiliates) the opportunity to become a Term Loan C Lender; provided, that (a) any Term Loan B Lender that elects to participate in the Term Loan C shall be required to provide its Term Loan C Commitments on or prior to the date that the Term Loan C Bankruptcy Court Order is entered, and (b) the syndication shall be on a pro rata basis."

               (p) Section 12.1 is amended to add ", Term Loan C Lenders" after "Agents" in (i) the first sentence, second line, (ii) the first sentence, fifth line, (iii) the second line of clause (b), and (iv) the second line of clause
(c).

               (q) Section 12.2 is amended to add ", Term Loan C Lenders" (i) after "Agents" in the first sentence, third line, (ii) after "Agent" in the second sentence, sixth line, and (iii) after "Agents in the last line.

               (r) Section 12.3 is amended to add ", Term Loan C Lenders" after "Agents" in the second line and the fourth line.

               (s) Section 12.4 is amended to add ", Term Loan C Lenders" after "Agents" in the second sentence, sixth line and the second sentence, eighth line.

               (t) Section 12.5 is deleted in its entirety and replaced with the following:

     "12.5 Election of Remedies. If any Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving such Agent, such Lender or such Term Loan C Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, any Agent, any Lender or any Term Loan C Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. but shall do so solely with the prior written consent of the Collateral Agent If, in the exercise of any of its rights and remedies, any Agent, any Lender or any Term Loan C Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower and each other Credit Party hereby consents to such action by such Agent, such Lender or such Term Loan C Lender and waives any claim based upon such action, even if such action by such Agent, such Lender or such Term Loan C Lender shall result in a full or partial loss of any rights of subrogation that any such Borrower or Credit Party might otherwise have had but for such action by such Agent, such Lender or such Term Loan C Lender. Any election of remedies that results in the denial or impairment of the right of any Agent, any Lender or any Term Loan C Lender to seek a deficiency judgment against any Borrower or any other Credit Party shall not impair any other Borrower's or Credit Party's obligation to pay the full amount of the Obligations. In the event any Agent, on behalf of the Lenders and/or the Term Loan C Lenders, shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, such Agent may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by such Agent but shall be credited against the Obligations in accordance with the provisions of this Agreement. The amount of the successful bid at any foreclosure, trustee's or private sale, whether any Agent, any Lender, any Term Loan C Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12. notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which any Agent, any Lender or any Term Loan C Lender might otherwise be entitled but for such bidding at any such sale."

               (u) Section 12.6(a) is amended to add "or Term Loans C" after "Loans" in the first line and Section 12.6(b) is amended to add ", Term Loan C Lenders" after "Agents" in the first line.

               (v) Section 12.7(a) is amended to add "or Term Loans C" after "Loans" in the parenthetical in the first sentence, second line.

               (w) Section 12.7(c) is amended to add "or Term Loans C" after "Loans" in the second sentence, fifth line.

               (x) Section 12.8 is amended to add ", Term Loan C Lenders" after "Agent" in the first sentence, second line.

               (y) Section 12.9(a) is amended to add ", Term Loan C Lenders" after "Agents" in the sixth line and in the seventh line. Section 12.9(b) is amended to add "and Term Loan C Lenders" after "Lenders" in the first line.
Section 12.9(c) is amended to add "and Term Loan C Lenders" after "Lenders" in clause (i), first line, in clause (ii) in both the fifth and eighth lines, and in clause (iii) in both the sixth and eighth lines. Section 12.9(d) is hereby amended to add ", any Term Loan C Lender" after "any Lender" in the first line.

               (z) Annex A (Recitals) to Credit Agreement, Definitions.

                    (i) Annex A to the Credit Agreement is hereby amended by inserting the following definitions in appropriate alphabetical order:

          "Eligible Rolling Stock Depreciation Reserve" means a reserve against Borrowing Availability in an amount equal to the Net Depreciation with respect to all Eligible Rolling Stock, calculated on a monthly basis cumulatively from and after the date of the most recent appraisal conducted by the Revolver Agent on such Eligible Rolling Stock, which amount will be set forth in each Borrowing Base Certificate and which reserve will be reset at zero upon obtaining a new appraisal valuing such Eligible Rolling Stock and calculating the Revolver Borrowing Base based thereon.

          "Fifth Amendment" means the Fifth Amendment to this Agreement dated as of June __, 2006 among the Borrowers, other Credit Parties, Agents, Lenders and Term Loan C Lenders party thereto.

          "Fifth Amendment Effective Date" means the first date upon which all conditions precedent to the effectiveness of the Fifth Amendment have been satisfied or waived.

          "Net Depreciation" means an amount, determined in accordance with GAAP, equal to (a) 80% of the depreciation expense with respect to the Rolling Stock for a fiscal period, less (b) the sum of (i) 30% of the cash capital expenditures during such fiscal period for the purchase of new replacement engines included in Eligible Rolling Stock and (ii) 60% of the cash capital expenditures during such fiscal period for the purchase of remanufacturing rigs, in the case of each of clause (i) and (ii), in amounts consistent with the Borrowers' historical practices."

          "Notice of Term Loan C Draw" is a notice of borrowing from the Administrative Borrower requesting a draw under the Term Loan C.

          "Priority DIP Obligations" means the Obligations owed to the Revolving Lenders, the Swing Line Lenders, the Term Loan A Lenders, the Term Loan B Lenders and the Agents on account of the Revolving Loans, the Swing Line Loans, the Term A Loans and the Term B Loans, including, without limitation, all principal, accrued interest, fees, expenses and other Lender Group Expenses associated therewith.

          "Requisite Term Loan C Lenders" means, collectively, (a) Term Loan C Agent and (b) Term Loan C Lenders having (i) more than 50% of the Term Loan C Commitments of the Term Loan C Lenders, or (ii) if the Term Loan C Commitments have been terminated, more than 50% of the aggregate principal amount of the Term Loan C.

          "Term Loan C" has the meaning assigned to it in Section 1.3(b)(iv)(1).

          "Term Loan C Agent" means Morgan Stanley, in its capacity as agent for the Term Loan C Lenders, or its successors appointed pursuant to Section 9.7.

          "Term Loan C Bankruptcy Court Order" has the meaning assigned to it in
Section 2.3(i).

          "Term Loan C Commitment" means (a) as to any Lender with a Term Loan C Commitment, the commitment of such Lender to make its Pro Rata Share of the Term Loan Commitment Amount as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Term Loan C Commitment, the Term Loan C Commitment Amount. After advancing the Term Loan C in full or the termination of the Term Loan C Commitments, each reference to a Lender's Term Loan C Commitment shall refer to that Lender's Pro Rata Share of the outstanding Term Loan C.

          "Term Loan C Commitment Amount" means Thirty Million Dollars ($30,000,000).

          "Term Loan C Effective Date" means the first date upon which all conditions precedent to the effectiveness of the Term Loan C Commitments as specified in Section 2.3(a) have been satisfied or waived.

          "Term Loan C Event of Default" has the meaning assigned to it in
Section 8.4.

          "Term Loan C Initial Draw" has the meaning assigned to it in Section 2.3(i).

          "Term Loan C Initial Lenders" means Morgan Stanley.

          "Term Loan C Interest" has the meaning assigned to it in Section
9.1(h).

          "Term Loan C Lender" means each of the Term Loan C Initial Lenders and each other Lender having a Term Loan C Commitment in accordance with the terms of this Credit Agreement.

          "Term Loan C Loan Documents" has the meaning assigned to it in Section 2.3(a)(i).

          "Term Loan C Note" has the meaning assigned to it in Section 1.1.

          "Term Loan C Obligations" means the Obligations owed to the Term Loan C Lenders on account of the Term Loan C, including, without limitation, all principal, accrued interest, fees and expenses associated therewith.

          "Term Loan C Offer Notice" has the meaning assigned to it in Section 9.1(h).

          "Term Loan C Loan Documents" has the meaning assigned to it in Section 2.3.

               (aa) Annex A (Recitals) to Credit Agreement, Definitions of the Credit Agreement is amended further as follows:

                    (i) The definition of Agents is amended to add ",the Term Loan C Agent" after "the Term Loan B Agent".

                    (ii) The definition of "Commitment Termination Date" is hereby deleted and replaced in its entirety with the following:

          "Commitment Termination Date" means the earliest of (a) (i) with respect to the Revolving Loans only, February 7, 2007 or such later date as may be agreed by the Revolving Lenders, and (ii) with respect to Term Loans A, Term Loans B and Term Loans C, June 30, 2007, (b) the date of termination of Revolving Lenders' obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), (c) the date of repayment in full in cash by Borrowers of the Obligations, and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments and Term Loan C Commitments to zero dollars ($0), (d) the date a plan of reorganization confirmed in the Chapter 11 Cases becomes effective that does not provide for the payment in full of all amounts owed to Agents, Lenders and Term Loan C Lenders under this Agreement and the other Loan Documents on such effective date, (e) the date of the closing of a sale of all or substantially all of any Borrowers' assets pursuant to Section 363 of the Bankruptcy Code, a confirmed plan of reorganization or a liquidation pursuant to Chapter 7 of the Bankruptcy Code, and (f) the effective date of a plan of reorganization or arrangement in the Chapter 11 Cases.

                    (iii) The definition of "Fees" is amended to add "any Term Loan C Lender" after "Agent" and before "any Lender".

                    (iv) The definition of "Loan Documents" is amended to add "Term Loan C Loan Documents" after "the Fee Letter".

                    (v) The definition of "Obligations" is amended to add ", any Term Loan C Lender" after "any Agent" and before "or any Lender" in the first sentence.

                    (vi) The definition of "Pro Rata Share" is deleted in its entirety and replaced by the following:

                    "Pro Rata Share" means with respect to all matters relating to any Lender or any Term Loan C Lender, (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan

          Commitments of all Lenders, (b) with respect to the Term Loan A, the percentage obtained by dividing (i) the Term Loan A Commitment of that Lender by (ii) the aggregate Term Loan A Commitments of all Lenders,
          (c) with respect to the Term Loan B, the percentage obtained by dividing (i) the Term Loan B Commitment of that Lender by (ii) the aggregate Term Loan B Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to
          Section 9.1, (d) with respect to the Term Loan C (i) prior to the occurrence of a Term Loan C Event of Default, the percentage obtained by dividing (A) the Term Loan C Commitment of that Term Loan C Lender by (B) the aggregate Term Loan C Commitments of all Term Loan C Lenders, and (ii) after the occurrence of a Term Loan C Event of Default, the percentage obtained by dividing (A) the aggregate outstanding principal balance of the Term Loans C held by a Term Loan C Lender by (B) the outstanding principal balance of the Term Loans C held by all Term Loan C Lenders, (e) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (f) with respect to all Loans and Term Loans C on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans and Term Loan C held by that Lender and Term Loan C Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders and Term Loan C Lenders.

                    (vii) The definition of "Requisite Lenders" is deleted in its entirety and replaced by the following:

          "Requisite Lenders" means, collectively, (a) Requisite Revolving Lenders, (b) Requisite Term Loan A Lenders and (c) Requisite Term B Lenders, provided that solely in the case of any amendment, modification, termination or waiver of the Term Loan C Events of Default, such term shall include the Term Loan C Lenders."

                    (viii) The definition of "Security Agreement" is deleted in its entirety and replaced by the following:

          "Security Agreement" means the Security Agreement executed and delivered pursuant to Section 5.11, and entered into by and among Collateral Agent, on behalf of Agents, Lenders and Term Loan C Lenders, and each Credit Party that is a signatory thereto, as amended.

                    (ix) The definition of "Termination Date" is hereby amended to add "and Term Loan C" after "Loans" in clause (a) thereof.

          11. Disclosure Schedule 3.15 (Intellectual Property) is amended to delete the "Delvan" trademark.

          12. Representations and Warranties. To induce the Agents and Lenders to enter into this Fifth Amendment, each of the Credit Parties executing this Fifth Amendment, jointly and severally, makes the following representations and warranties:

               (a) Subject to the approval of the Bankruptcy Court and, as applicable, the Canadian Court, the execution, delivery and performance by such Credit Party of this Fifth Amendment: (i) are within such Credit Party's power;
(ii) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (iii) do not contravene any provision of such Credit Party's charter, bylaws or partnership or operating agreement as applicable; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party; and (vii) do not require the consent or approval of any Governmental Authority or any other Person other than the Bankruptcy Court and, as applicable, the Canadian Court.

               (b) This Fifth Amendment has been duly executed and delivered by or on behalf of such Credit Party.

               (c) Subject to the approval of the Bankruptcy Court and, as applicable, the Canadian court, each of this Fifth Amendment and the Credit Agreement constitutes a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relative to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity.

               (d) No Default or Event of Default has occurred and is continuing after giving effect to this Fifth Amendment.

               (e) Other than the commencement of the Chapter 11 Cases, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of such Credit Party, threatened against such Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators, (i) that challenges such Credit Party's right or power to enter into or perform any of its obligations under this Amendment or the other Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (ii) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, would reasonably be expected to have a Material Adverse Effect.

               (f) The representations and warranties of such Credit Party contained in the Credit Agreement and each other Loan Document, as amended in accordance with the terms of the applicable agreement, shall be true and correct on and as of the Fifth Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement.

               (g) As of the date of this Fifth Amendment, $-0- is outstanding as Protective Overadvances.

          13. No Other Consents/Waivers. Except as expressly provided herein,
(a) the Credit Agreement shall be unmodified and shall continue to be in full force and effect in accordance with its terms, (b) this Fifth Amendment shall not be deemed a waiver of any term or condition of the Credit Agreement or any other Loan Document, and (iii) this Fifth Amendment shall not be deemed an agreement to forbear with respect to any right or remedy which the Agents, the Lenders or the Term Loan C Lenders may now have or may have in the future under the Credit Agreement or any other Loan Document, at law, in equity or otherwise. No Agent, no Lender and no Term Loan C Lender shall by virtue of any action or omission be deemed to have altered or prejudiced any rights or remedies which any Agent, any Lender or any Term Loan C Lender may now have or may have in the future under or in connection with the Credit Agreement, any other Loan Document or any of the instruments or agreements referred to therein, in each case as the same may be amended from time to time.

          14. Outstanding Indebtedness; Waiver of Claims. The Credit Parties hereby acknowledge and agree that as of June 29, 2006, the aggregate outstanding principal amount of the (i) Revolving Loans (including the outstanding Letter of Credit Obligations) is $82,364,611.50, (ii) Term Loan A is $20,000,000 and (iii) Term Loan B is $80,000,000 (collectively, the "Outstanding Obligations"), and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Each of the Credit Parties hereby waives, releases, remises and forever discharges Agents, the Lenders, the Term Loan C Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, "Claims"), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Credit Parties ever had, now has or might hereafter have against Agents, the Lenders or the Term Loan C Lenders which relates, directly or indirectly, to any acts or omissions of Agents, the Lenders, the Term Loan C Lenders or any other Indemnified Person on or prior to the date hereof; provided that, Credit Parties do not waive any Claim solely to the extent such Claim relates to such Agent's, such Lender's, such Term Loan C Lender's or such Indemnified Person's gross negligence or willful misconduct.

          15. Expenses. Borrowers hereby agree to pay to each of the Agents all reasonable costs, fees and expenses invoiced and owing (including, without limitation, reasonable fees of counsel to the Agents) incurred in the negotiation, preparation, execution and delivery of this Fifth Amendment and all other documents and instruments delivered in connection herewith.

          16. Effectiveness. This Fifth Amendment shall become effective as of the date hereof (the "Fifth Amendment Effective Date") only upon satisfaction in full in the judgment of Administrative Agent of each of the following conditions:

               (a) Amendment. Administrative Agent shall have received ten (10) original copies (or facsimile copies to be promptly followed by originals) of this Fifth Amendment duly executed and delivered by Credit Parties and the Requisite Lenders. Delivery of an executed counterpart of this forbearance letter by facsimile shall be equally as effective as delivery of an original executed counterpart of this forbearance letter. Any party delivering an executed counterpart of this forbearance letter, also shall deliver an original executed counterpart of this forbearance letter, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this forbearance letter.

               (b) Payment of Expenses. Borrowers shall have paid to Agents all reasonable costs, fees and expenses invoiced and owing in connection with this Fifth Amendment and the other Loan Documents.

               (c) Representations and Warranties. The representations and warranties of or on behalf of the Credit Parties in this Fifth Amendment shall be true and correct on and as of the Fifth Amendment Effective Date.

          17. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          18. Counterparts. This Fifth Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                            (SIGNATURE PAGE FOLLOWS)

          IN WITNESS WHEREOF, this Fifth Amendment has been duly executed as of the date first written above.

                                        BORROWERS:

                                        ALLIED HOLDINGS, INC.


                                        By: /s/ THOMAS DUFFY
                                            ------------------------------------
                                        Name: THOMAS DUFFY
                                        Title: EXECUTIVE VICE PRESIDENT


                                        ALLIED SYSTEMS, LTD. (L.P.)


                                        By: /s/ THOMAS DUFFY
                                            ------------------------------------
                                        Name: THOMAS DUFFY
                                        Title: EXECUTIVE VICE PRESIDENT

      [Signature Page for Consent and 5th Amendment to Credit Agreement and
                                 Loan Documents]

                                        LENDERS:

                                        GENERAL ELECTRIC CAPITAL CORPORATION, as
                                        Administrative Agent, Collateral Agent,
                                        Revolver Agent and Lender


                                        By: /s/ DONALD J. CAVANAGH
                                            ------------------------------------
                                        Name: DONALD J. CAVANAGH
                                        Title: DULY AUTHORIZED SIGNATORY

      [Signature Page for Consent and 5th Amendment to Credit Agreement and
                                 Loan Documents]

                                        CITIGROUP/BUSINESS CREDIT, INC., as
                                        Lender,


                                        By: /s/ JANG S KIM
                                            ------------------------------------
                                        Name: JANG S KIM
                                        Title: VP

      [Signature Page for Consent and 5th Amendment to Credit Agreement and
                                 Loan Documents]

                                        MORGAN STANLEY SENIOR FUNDING, INC., as
                                        Term Loan A Agent, Term Loan B Agent,
                                        Term Loan C Agent, co-Syndication Agent,
                                        Lender and as a Term Loan C Initial
                                        Lender


                                        By: /s/ Jason Colodne
                                            ------------------------------------
                                        Name: Jason Colodne
                                        Title: VP

      [Signature Page for Consent and 5th Amendment to Credit Agreement and
                                 Loan Documents]

                                        MERRILL LYNCH CAPITAL, A DIVISION OF
                                        MERRILL LYNCH BUSINESS FINANCIAL
                                        SERVICES INC., as Lender,


                                        By: /s/ Edward Shuster
                                            ------------------------------------
                                        Name: Edward Shuster
                                        Title: Assistant Vice President

      [Signature Page for Consent and 5th Amendment to Credit Agreement and
                                 Loan Documents]

                                        SMBC DIP LIMITED, as Lender,


                                        By: /s/ Susumu Ogawa
                                            ------------------------------------
                                        Name: Susumu Ogawa
                                        Title: Director

      [Signature Page for Consent and 5th Amendment to Credit Agreement and
                                 Loan Documents]

                                        TEXTRON FINANCIAL CORPORATION,
                                        as Lender,


                                        BY: /s/ Ralph J. Infante
                                            ------------------------------------
                                        NAME: Ralph J. Infante
                                        TITLE: Senior Vice President

      [Signature Page for Consent and 5th Amendment to Credit Agreement and
                                 Loan Documents]

                                        MARATHON STRUCTURED FINANCE FUND, L.P.,
                                        as Lender


                                        BY: /s/ Gary L. Lembo
                                            ------------------------------------
                                        Name: Gary L. Lembo
                                        Title: Director

      [Signature Page for Consent and 5th Amendment to Credit Agreement and
                                 Loan Documents]

                                        BLACK DIAMOND CLO 2005-2 LTD.
                                        By: Black Diamond Capital Management,
                                        L.L.C. as its Collateral Manager

                                        as Lender


                                        BY: /s/ James J. Zenni, Jr.
                                            ------------------------------------
                                        Name: James J. Zenni, Jr.
                                        Title: President & Managing Partner
                                        Black Diamond Capital Management, L.L.C.

      [Signature Page for Consent and 5th Amendment to Credit Agreement and
                                 Loan Documents]

                                        FORTRESS CREDIT FUNDING I LP,
                                        BY: FORTRESS CREDIT FUNDING I GP LLC,
                                        its general partner, as Lender


                                        By: /s/ CONSTANTINE DAKOLIAS
                                            ------------------------------------
                                        Name: CONSTANTINE DAKOLIAS
                                        Title: CHIEF CREDIT OFFICER

     The following Persons are signatory to this Fifth Amendment in their capacity as Credit Parties and not as the Borrowers.

                                        ACE OPERATIONS, LLC
                                        AH INDUSTRIES INC.
                                        ALLIED AUTOMOTIVE GROUP, INC.
                                        ALLIED FREIGHT BROKER LLC
                                        ALLIED SYSTEMS (CANADA) COMPANY
                                        AXIS ARETA, LLC
                                        AXIS CANADA COMPANY
                                        AXIS GROUP, INC.
                                        AXIS NETHERLANDS, LLC
                                        COMMERCIAL CARRIERS, INC
                                        CORDIN TRANSPORT LLC
                                        CT SERVICES, INC.
                                        F.J. BOUTELL DRIVEAWAY LLC
                                        GACS INCORPORATED
                                        LOGISTIC SYSTEMS, LLC
                                        LOGISTIC TECHNOLOGY, LLC
                                        QAT, INC.
                                        RMX LLC
                                        TERMINAL SERVICES LLC
                                        TRANSPORT SUPPORT LLC


                                        By: /s/ THOMAS DUFFY
                                            ------------------------------------
                                        Name: THOMAS DUFFY
                                        Title: EXECUTIVE VICE PRESIDENT

     [Signature Page for Consent and 5th Amendment to Credit Agreement and
                                 Loan Documents]

                                   SCHEDULE A

                           SPECIFIED EVENTS OF DEFAULT

1. Section 6.10 and Annex G, clause (c) of the Credit Agreement. Minimum EBITDA as of the last day of the 12-month period ended on each of December 31, 2005, January 31, 2006 and February 28, 2006 was less than $40,535,000,
     $40,350,000 and $38,972,000, respectively.

2. Section 6.10 and Annex G, clause (d) of the Credit Agreement. The Maximum Leverage Ratio as of the last day of the 12-month period ended on each of December 31, 2005, January 31, 2006 and February 28, 2006 was greater than 4.4:1.0, 4.7:1.0 and 4.9:1.0, respectively.

3. Section 6.10 and Annex G, clause (b) of the Credit Agreement. The Minimum Fixed Charge Coverage Ratio as of the last day of the 12-month period ended on each of December 31, 2005 and January 31, 2006 was less than 0.62:1.0.

4. Section 6.1 of the Credit Agreement. The formation of Axis Operadora Mexico, S.A. de C.V., Axis Operadora Guadalajara, S.A. de C.V., Axis Operadora Monterrey, S.A. de C.V., Axis Traslados, S. de R.L. de C.V., four subsidiaries that have no assets or liabilities, and were organized under the laws of Mexico.